TO:

Liquid Sun 2010 Srl

Via Giacomo Peroni 452

00131, Roma,

italy

Amsterdam, July 18, 2017

Ladies and Gentlemen,

We follow our previous discussions to clarify the terms and conditions below
Of our proposal for the "Preliminary Agreement for the Transfer of Company Branch" in terms and conditions
The following conditions:

***

PRELIMINARY BUSINESS CESSATION AGREEMENT

BETWEEN

1) **Liquid Sun Srl,** based in Rome, Via Giacomo Peroni 452, Tax Code and VAT no. 03061141200 in the person of its legal *representative,* Mr. Daniele Ricci (below **"Seller"**);

2) **Power Clouds Europe BV** with its registered office in Amsterdam, the Netherlands, Prins Bernhardplein 200, 1097jb, in the person of its legal *representative,* Mr. Vincent Browne (l ' **"Buyer"**).

(Seller and Buyer are referred to collectively as the **"Parties"** and each as a **"Party"**)

WHEREAS:

(TO) The Buyer is a company active in the renewable energy sector that operates in Italy Directly and through Affiliate (as defined below).

(B) The Seller operates in the renewable energy sector and has full ownership and Possession of a complex of goods organized in 3 (three) photovoltaic installations on the building,

Together with their ancillary works, having the following characteristics:

the. A photovoltaic plant on a total power plant of 898.17 kWp site In the municipality of Budrio (BO) entered into operation on June 30, 2012 and beneficiary Of a Rate (as defined below) subject to the Fourth Energy Account;

ii. A photovoltaic plant on a total power plant of 360.25 kWp site In the municipality of Budrio (BO) entered into operation on June 30, 2012 and beneficiary Of a Rate subject to the Fourth Energy Account;

iii. A photovoltaic plant on a total power plant of 985.95 kWp site In the municipality of Anagni (FR) entered into operation on 24 August 2012 and beneficiary Of a Rate subject to the Fourth Energy Account,

and referred to as the **"Plant"**, which constitute in their entirety, a line of business (the **"Business Unit").**

(C) The Buyer is interested in acquiring the Company Branch in a definitive manner in order to obtain The availability of fully licensed Plants, with all interconnection rights To the network, with all the permissions, opinions, omissions, permissions and for which, in general, Satisfying all legal and factual conditions for their realization and operation, the All based on the terms and conditions best described in this Agreement (such as Hereinafter defined).

(D) It is the Buyer 's intention, at Closing Date (as defined below), to resolve the O & M Contract (as defined below).

(IS) The Purchaser has successfully carried out a *"due diligence"* technical and a *"due diligence* "legal nature with reference to the equipment (the" **Due Diligence** "collectively).

(F) For this purpose, the Seller intends to sell to Buyer and the Seller intends to purchase it By the Seller, under the terms and conditions set out in this Agreement, the Branch of the Company.

(G) The Buyer intervenes to this Agreement for himself or for a person to be named, accordingly Of Article 1401 et seq. cod. In accordance with the following Article 13.6 of the Civil Code

This Agreement.

ALL THOSE CIRCUMSTANCES,
THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PRESENTED AND SUBMITTED

The foregoing considerations form an integral and substantial part of this Agreement.

2. DEFINITIONS

2.1. ***definitions***

In addition to any other term defined elsewhere in this Agreement, the following terms
For the purposes of this Agreement, have the following meanings:

2.1.1. **"Buyer"** has the meaning set forth in the preamble of this Agreement.

2.1.2. **"Affiliate"** means, in relation to any Party, any subsidiary or parent company
Or subjected to the same control of that Party.

2.1.3. **"Act of Business Unit Assignment"** means the contract will be signed on the date
Of Closing in order to execute this Contract by transferring the Branch
Of the Company to the Buyer, who will at the same time pay the Seller the Price of
Purchase.

2.1.4. **"Divested Assets"** has the meaning set forth in Article 4.2 of this Agreement.

2.1.5. **"Authority"** means all courts, authorities, agencies, officials or other organs
Belonging to the public administration, communal, provincial, regional, national,
Supranational and any other authority provided that they are competent and recognized under the
Italian law or the applicable laws of any other jurisdiction.

2.1.6. **"Tax Authority"** means any tax authority, income, pension
Social, customs or executive services that carry out tax, entry, customs or tax functions
Executive in Italy or any other jurisdiction.

2.1.7. **"Goodwill"** has the meaning set forth in Article 4.1.5 below.

2.1.8. **"Buyer's Notice"** has the meaning set forth in Article 5.3.4 below.

2.1.9. **"Closing"** means the signing of the Definitive Agreement (as subsequently

Defined) regarding the transfer of the ownership of the Company Branch, the Payment of the Sales Price to the extent agreed and, in general, the fulfillment of All obligations that, pursuant to this Agreement, must be fulfilled Closing Date.

2.1.10. "Closing Long Stop Date" has the meaning given in Article 6.3. that follows.

2.1.11. "Agreement" means this preliminary contract with Branch Trade Company, along with the premises.

2.1.12. "Ceded Contracts" means those agreements listed in Article 4.2. that follows.

2.1.13. "Surface contracts and easements" means the contracts signed by the Seller in order to Obtain a title for the installation and operation of the Plants.

2.1.14. "Closing Date" means the date on which the Closing will take place.

2.1.15. "Damaging Event" has the meaning given in art. 9.2. that follows.

2.1.16. "Effective Date" means the date of signing this Agreement.

2.1.17. "Intellectual Property Rights" has the meaning set forth in Article 4.1.4 that It follows.

2.1.18. "Due Diligence" has the meaning set forth premise (E).

2.1.19. "Business Day" means any calendar day (other than a Saturday or Sunday) where banking institutions are open to the public in Rome or Milan.

2.1.20. "Appeal" means any guarantee, pledge, mortgage, servitude, lien, encumbrance or Restriction on use, voting or transfer, usufruct, warranty or right of use Enjoyment, seizure, trusteeship deposit, transfer, account freeze, privilege, Expropriation, confiscation, seizure, complaint, opposition, commitment, obligation (including The real ones), burden, limit, restriction, reserve clause of property, option, of Preemption, compensation right, purchase right, any other similar restriction or Any other right or interest of third parties, mandatory or of any other kind or nature, in Whatever form constituted, or any agreement stipulated to foresee any Of the foregoing bribes or any third party written complaint for the grant of one Of the above-mentioned penalties.

2.1.21. **"GSE"** means the Manager of Energy Services SpA

2.1.22. **"Plant"** has the meaning referred to in subparagraph (C) of the premises.

2.1.23. **"Applicable Laws and Regulations"** means all laws supra-national, national, Regional and local, ordinances, orders, decrees, injunctions, rules, i Regulations, licenses and permissions, as well as the indications and the Statutes of any authority having jurisdiction over the SPV or the Plant (cf.

Including the GSE, the Electricity, Gas and Water System Authority and Enel Distribuzione SpA).

2.1.24. **"Operation"** means the entire operation under this Agreement, as Better described in art. 3 below.

2.1.25. **"Parties"** has the meaning given in the epigraph.

2.1.26. **"Liabilities Divested"** has the meaning established art. 4.3. that follows.

2.1.27. **"Criminal"** has the meaning given in Article 6.5.1 below.

2.1.28. **"Permits"** means all authorizations, consents, approvals, clearances, the Permits, licenses, certificates, environmental assessments, agreements, however Named, required under the laws and regulations applicable to the construction, Networking, exploitation, operation of the plants and enjoyment Of the respective Fee (including any prescriptions written by any authority, However involved in the authorization procedure) and each attachment to the same, As well as any other request or application to obtain such permissions, approvals, Approvals, nothing clearance, passage, permissions, licenses, certificates, ratings Environmental issues and agreements; For clarity, the term "permissions" also includes all Permissions necessary for interconnection and all rights and procedures related to Connection of the plants to the network, including the minimal technical solution and the Minimum technical detail solution, operating regulation, contract of Connection and any other right or title required to perform all the works and the Infrastructures necessary for (i) the implementation of the evacuation line Installations and (ii) the connection of the evacuation line of the plants to the point of Network connection.

2.1.29. **"Person"** means any individual, corporation, partnership, joint venture, agency,

Association, government or political entity, agency or government institution, or any Other organization or body.

2.1.30. **"Purchase Price"** means the price for the business based, as required by Article 5.1 below.

2.1.31. **"Accounting Principles"** means the principles of the Civil Code relating to the preparation Of the financial statements, interpreted in accordance with the accounting principles issued by the National Board of Chartered Accountants and Accounting Experts and From the Italian Accounting Organization.

2.1.32. **"Business Unit"** refers to the business unit defined in the previous premise (B) and In Article 4 below.

2.1.33. **"Quarto Conto Energia"** indicates DM May 5, 2011, into one with the rules Applications issued by the GSE.

2.1.34. **"Balance Sheet appraised at the Closing" date** indicates the situation Capital of the Company Branch at Closing Date to be drawn up in accordance with the Accounting Principles, perpetrated by an independent listed professional Agreement between the Parties.

2.1.35. **"Rate"** means the incentive rate assigned by the Manager of Energy Services - GSE SpA to the Plants in accordance with the Fourth Energy Account.

2.1.36. **"Roofs"** means the flat roofs and the areas on which plants and their installed Works connected to the Surface Contracts and Servitude.

2.1.37. **"Seller"** has the meaning given in the epigraph.

2.1.38. **"Governing the O & M Agreement"** means the operation and maintenance contract signed Between the Seller and EdS Infrastrutture SpA

2.2. ***Rules of interpretation***

Except as otherwise provided in the Contract, for the purposes of this Agreement:

2.2.1. All the terms used in the singular are also referred to in the plural, and vice versa Of the context;

2.2.2. The term "understood" and any variation thereof must be understood as "understood without

Limitation "and can not be interpreted to limit any general statute a
Equal or similar terms that follow it;

2.2.3. The words "of this", "here", "of which" and "hereinafter" refer to this Agreement in the Its complex (including the premises and attachments), and not to specific sections of the This Contract;

2.2.4. In the calculation of the period of days before, from which, or after which an act Must be done or any fulfillment must be made under the present Contract on the date of the reference date is excluded from this calculation. If the first day After the reference date is not a Business Day, the relevant period

Will begin the next Business Day next. If the last day of that period does not Is a Business Day, the affected period will end on the first Business Day next. Except as otherwise provided, any period of time expressed in Months is calculated as provided for in Article 2963, paragraphs 4 and 5 of the Civil Code Italian;

2.2.5. References to "articles", "premises" and "attachments" are to articles, premises, and Annexes to this Agreement;

2.2.6. The division of this Contract into articles and any other subdivision and the insertion of Titles are just for convenience and for reference and they do not have to influence or be Used to interpret this Agreement;

2.2.7. The obligation of a Party to ensure that any other Person (including an organ Company of that person) is committed to doing something, or to make sure that any Other Person (including a corporate body of that Person) commits or does something, It must be interpreted as a "*promise or obligation of the third party*" to For the purposes of Article 1381 of the Italian Civil Code.

3. THE OPERATION

3.1. Subject to the terms and conditions of this Agreement, the Closing Date:

the. The Seller will sell the Company Branch as resulting from the Balance Sheet Perceived to Closing Date to Buyer; is

ii. The Buyer will acquire the Company Branch as resulting from the Balance Sheet Perished at Closing Date, and will pay the Buyer's Price to the Seller, as well as

Provided for in Article 5.1 below.

3.2. The Company Branch will include:

(the) The Cedent Assets described in Article 4.1. that follows;

(ii) The Covenant Agreements described in Article 4.2. that follows;

(iii) The Cedent Liabilities described in Article 4.3. that follows.

4. IDENTIFICATION OF THE BUSINESS CARE

4.1. The business unit will include the following activities (the **"Divested Assets"):**

4.1.1. All rights relating to any permission, license, authorization, DIA / SCIA / PAS / CILA, no objection, request, administrative procedure

on the roofs and / or equipment;

4.1.2. Any documentation, of any kind or genre, relating to the Plants;

4.1.3. All rights to projects, designs, forms, calculations, plants, maps and any Elaborated and design documents relating to Roofs and / or Plants;

4.1.4. All the know-how necessary to carry out the activity referable to Company Branch and all business information and technical-Industrial assets (intangible assets referred to in Article 4.1.3 et referred to in this Article 4.1.4 hereinafter the **"Property Rights Intellectual** "); is

4.1.5. Goodwill as the total economic potential of the Branch the Company (the " **Goodwill** ").

4.2. The Company Branch will only include the following contracts and / or contractual relationships (i **"Ceded Contracts"):**

4.2.1. Contracts of Surface and Servitude;

4.2.2. Connection estimates for connection to the Plant Network as Processed by the Network Manager and duly accepted by the Seller as well as the Following documentation regarding the connection of the Plants to the grid Electrical (including, but not limited to, the contract of Connection and the operating regulation);

4.2.3. The agreements stipulated with the GSE for the purpose of enjoying the Fee;

4.2.4. Contracts for the sale of energy stipulated with Inxieme Energia Srl;

4.2.5. Contracts with Enel Energia SpA for energy consumption for operation Of the Plants;

4.2.6. "All property - all photovoltaic systems" insurance contracts with the Synkronos Italia Srl relating to the Plants.

4.3. The Company Branch will only include any Contracts liabilities Transferred (the **"Liabilities Divested"**), with the exclusion of any other liabilities.

4.4. As much as possible, and to clarify the previous arrangements, the Parties will give

Mutually agreed that are not included in the Company Branch and, for the effect, they will not be Transferred from the Seller to the Buyer under this Agreement, continuing to be filed Exclusive to the Seller, all activities, reports and liabilities not provided (not even in terms Generic) from previous paragraphs 4.1 and 4.2 (even if the business branch is involved) And, in particular, by way of example but not exhaustive:

(the) Cash and trade receivables or other nature of the Seller;

(Ii) equipment and other goods that are for any reason at the Plant, also If used for any reason by the Seller for the purposes of Branch Management the Company;

(Iii) the contractual relationships in existence with the subordinated employees in force at the Seller and / or with Seller's consultants or other collaborators;

(Iv) the employee termination indemnity fund as well as the others Debts owed to employees or to other persons who might claim to Be in fact Seller's employees, as well as consultants or others Including, inter alia, allocations for additional monthly installments And holidays not enjoyed;

(V) all Seller 's tax and / or social debts and debts vis - à - vis Any tax authority arising out of or engaged in carrying out the activities carried out by Seller through the Branch of Branch, whose conditions have arisen before the Closing Date;

(Vi) the seller's financial indebtedness vis-à-vis banks, lenders or others Third party lenders and / or in relation to subsidiaries or affiliates to the Seller;

(Vii) in general, any liabilities inherent in the Company Branch other than the Liabilities Issued.

4.5. With reference to the Cedent Liabilities, the Parties mutually agree and agree that the The same will be understood included in the Branch of Company and, for the effect, will be transferred To Buyer only if resulting from the Balance Sheet at Closing Date and Limited to the amounts indicated therein.

5. PURCHASE PRICES AND PAYMENT MODES

5.1. The price of the business unit (the "**Purchase Price**") will be equal to **Euro 3,650,000.00** (tremilioniseicentocinquantamila / 00).

5.2. *Payment terms*

5.2.1. At Closing Date, the Buyer will have to pay the Seller the entire Price

Purchase.

5.2.2. Unless express and specific agreement is made, all payments to be made to The terms of this Agreement will be executed through circular checks drawn on Primary Italian bank or by bank transfer with fixed currency (on the day when Is due to the corresponding amount) on the bank account that the rightholder will be Required to notify the obliged at least 3 (three) Business Days prior to the date of Payment deadline.

5.2.3. The Parties agree that, notwithstanding Article 1499 of the Civil Code, not Interest on the Purchase Price.

5.3. *Enjoyment of economic benefits*

5.3.1. Buyer has the right to enjoy the economic benefits attributed to the Company Branch From the Closing Date (including the right to benefit from the Fee and Gains from the sale of energy), with the understanding that, with reference to the Tariff e To the proceeds of the sale of energy, the Buyer shall return to the Seller all sums Received as a Tariff and energy sale referring to periods prior to the Date Of Closing, within the next 5 (five) Business Days. The same mechanism will apply *mutatis mutandis* for any amounts paid by the GSE to Seller (ie any revenue from the sale of energy) received by

Seller and referring to the Closing Date or after the Closing Date

6. CLOSING

6.1. *General*

The Parties shall provide that the Branch shall be transferred to the Buyer through the Act of Company Branch Transfer to Sign Up to Closing.

6.2. *Interim Period*

6.2.1. The Seller shall ensure that, within the period between the Effective Date and the Date Including the Closing Date (the "**Interim Period**") the Seller carries on business According to ordinary administration and in accordance with diligence, care and care standards Efficiency adopted to date in full compliance with applicable Laws and Regulations, and Permissions.

6.2.2. From the Effective Date to the Closing Date, the Seller will not:

(the) Dispose of, dispose of, or agree to dispose of or dispose of the Branch or part of the Company its;

(Ii) resolve or modify any of the Contracts Issued, as well as exercising any Right provided for therein, except with the prior written consent of the Buyer;

(Iii) amend its statutes or articles of incorporation.

6.2.3. In the period between the Effective Date and the Closing Date, the Seller will Obliges you to make sure that the Buyer is allowed, directly or through an expert, Consultants, auditors or other agents of his or her own confidence and in advance Agreed with the Seller (which, however, will not be able to refuse your agreement without Justified reason):

to. To examine and verify (at their own expense) budgets, accounting records, books (For the functional part of the Company Branch), the technical documentation And trade, contracts and any other act or document referring to the Branch Company that is required by Buyer or its agents, with the faculty of Make copies;

b. To hire news, data and information from the Seller and its employees Related to the Branch of the Company from the same deemed useful or necessary.

6.3. ***Date and Place of Closing***

Closing will be held on the agreed date by Buyer and Seller, within and not later than October 15, 2017 (the "**Closing Long Stop Date**") before an Italian notary appointed Buyer.

6.4. ***Obliged to Closing***

6.4.1. At Closing Date, the Parties will have to take the following actions, which (regardless of From their temporal sequence), they have to be understood as having happened simultaneously Which part of a single operation:

(the) The Seller and the Buyer will enter into the Business Branch Transfer Act For the purpose of transferring the Branch to the Buyer;

(Ii) the Buyer will pay the full Purchase Price referred to in Article 5.1 to Seller through circular checks drawn on a primary Italian bank or through Bank transfer;

(Iii) the O & M Contractor will be solved without any cost Responsibility of any kind to Buyer (keep the obligations Accrued by the Seller as a result of execution by the party Contractor contractor to the Closing Date), and the Seller must have confirmed in writing that there is no liability Pending (of any nature) of the Seller deriving from the Contract Worst O & M;

(Iv) the Seller will provide all original documentation relating to the Plants (including permits) and will provide the necessary collaboration for it The Buyer may perform the best practices described in Article 7.1.

6.4.2. The Parties mutually agree and establish that actions and operations that Constitute Closing within the meaning of Article 6.4.1 are to be considered as one Single operation, in such a way that, at the discretion of the Party with an interest in Completion of a specific action or operation, no action or fulfillment that Constitutes Closing can be considered accomplished if, and until, all the others Actions and operations have been properly executed. This does not affect the right Of the Party not failing to take any action against the other

For the failure to carry out actions, operations or performances contemplated under its responsibility.

6.4.3. No document or activity performed on Closing Date will have the effect of modifying, Overcome, affect or remedy any of the provisions of this Agreement, which Will continue to be fully valid and effective and binding for the Parties as i The terms established therein.

6.5. *Criminal*

6.5.1. In the event that the Parties do not join Closing within the Closing Long Stop Date for any reason, the Party to which this eventuality is attributable (for not having Physically participating in Closing or not having put in place the necessary Preparatory and prodromic activities required by Closing) will pay to the other Party, a as a penalty, the sum of € 120,000.00 (one hundred twenty thousand) (hereinafter the **"Criminal"),** While remaining aware that as a result of the payment of the penalty, each Party shall not Will have nothing to claim from the other at the thieves of compensation damages, compensation or Any other title.

6.5.2. It is understood that the payment of the Criminal will not be understood due to where before the Closing Long Stop Date a violation of one or more of the statements has occurred

And warranties of which, as the case may be, the following Articles 8 or 10.

7. POST-CLOSING OBLIGATIONS AND FURTHER OBLIGATIONS ON LOADING SELLER

7.1. In order to enable and make effective use and management of the Company Branch, the Seller It will have to work with the Buyer for the latter (at Closing or immediately afterwards) May make the communication to the competent authorities of the progress made Transfer of permissions and permissions. Seller will promptly remove, remove Any exception, any further fulfillment or formalities (including, but not limited to, the Subscription, submission and filing of questions, requests or other documents) anyway Necessary or functionally useful for the completion of the sale of the Company Branch Or individual activities, or relationships that are part of the same or in any case to make the best result Buyer's right regarding the branch in question or its individual components.

7.2. Subject to the foregoing, Seller shall cooperate and assist Buyer in Communication procedures for the transfer of the Company Branch to third parties, including The owners of the Roofs for which the Contracts of Surface and Servitude and the

Public administrations for the revolutions of the Authorizations, making sure that the passage Of the Company Branch to the Buyer takes place successfully.

7.3. The Seller shall assist the Buyer in contacts with the local authorities, the manager Network and, where possible, local economic operators for the necessary turnaround of the Branch of Company

8. SALES DECLARATIONS AND GUARANTEES

8.1. ***General***

8.1.1. The Seller's declarations and warranties referred to in this Article 8 are true, Complete, correct, accurate and not misleading at the Effective Date and will be true, Complete, correct, accurate and not misleading at Closing Date.

8.1.2. The Parties acknowledge and agree that the Declarations and Warranties and The Seller's indemnification obligation constitutes autonomous guarantees and Obligations assumed by the Seller and, accordingly, the provisions set out in the Articles 1490 to 1495 and referred to in Article 1497 of the Italian Civil Code do not apply to This Agreement.

8.1.3. The Seller acknowledges and agrees that the Buyer's rights and remedies herein

The contract is not excluded, reduced or otherwise influenced by any inquiry (Including any Due Diligence activity) carried out, or which will be carried out on or on behalf of Buyer or any information that Buyer may have received before Or Closing Date.

8.2. ***Constitution, good standing, Seller's powers***

8.2.1. The Seller is a regularly established and organized company, validly existing and In accordance with Italian law.

8.2.2. The Seller, and each of its signatories under this Agreement, has the full Right, power, capacity and authority to enter into this Agreement and other documents To be concluded under this Agreement and to put into effect and execute To the Work contemplated therein and to fulfill all the obligations and duties provided for in This Agreement.

8.2.3. The performance of this Agreement and the Transaction provided for in this Agreement

(I) do not violate the statutes or other constitutive documents of the Seller, or (ii) not Constitute a breach by the Seller of any contract or other Commitment by the Seller, or (iii) do not involve the creation or the constitution of Any Gravam on the Branch of the Company, or (iv) do not constitute a prejudice to Seller's Creditor Rights.

8.3. ***roofs***

8.3.1. The Seller holds valid and registered securities on the Roofs in relation to the construction and Plant management and connection works.

8.3.2. Roofs are not subject to Gravamas that prevent or may affect the exercise Of the Plants.

8.3.3. There are no environmental constraints under the applicable Laws and Regulations, Which are or may be detrimental to the construction and operation of the Plants On the rooftops on which they were built. Roofs and their subsoil are in accordance with the Legislation and applicable Environmental Regulations.

8.3.4. Surface and Service Contracts have been properly and properly registered At the office of the Revenue Agency responsible for territory.

8.4. ***Contracts***

8.4.1. Covenant Agreements are fully valid and effective and none of their Parties has Given written or written notice that will give notice, and there are no circumstances Which give to any of the Contractors of the Covenants the right to terminate or modifying said Ceded Contracts. All payments or other obligations contained in Ceded contracts have been fully and properly fulfilled by the Seller.

8.5. ***Plants, Permits and Rates***

8.5.1. The plants have been developed and manufactured in accordance with industry practice after careful examination of all the characteristics and conditions of the roofs, and the latter They were deemed suitable in relation to the methodology for the construction of systems and indicating the relative interconnection works.

8.5.2. The contractor, the construction manager and the Seller have promptly, properly and properly carried out their obligations in accordance with the Laws and Regulations

Applicable on health and safety, and seismic safety.

8.5.3. The implants were constructed and connected to the network and are managed in full compliance with such projects as authorized by the public authorities and the competent authorities, the Applicable Laws and Regulations, as well as permissions.

8.5.4. There are more plants together or close to plants, whose nominal capacity, added to the nominal power of the systems, may affect in any way the validity and enforceability of any of the Permits and / or the need to experience the the procedure for assessing environmental impact.

8.5.5. The Seller is the only legal beneficiary of its Permits and such permits are full force and effect and enforceable, and there was no defect in the procedure in the procedure for their release.

8.5.6. Permissions have been duly obtained by the Seller and each of the obligations related to the existence, validity and effectiveness of the permits, and all legal requirements, economic and / or techniques contained in them has been fully and promptly fulfilled in such a way that the Seller retains the validity and effectiveness of all Permits as required in relation to the relevant facilities, and to the knowledge of Seller, there are no grounds for revocation, suspension or cancellation of the same.

8.5.7. The signing and execution of this Agreement and / or improvement Operation not result in the termination, suspension, cancellation or revocation of any of the Permits and will not make any rights sorger head to the competent authorities,

including but not limited to, the GSE, Enel Distribuzione SpA, or other third parties to complete and / or withdraw and / or cancel and / or suspend and / or modify such Permissions.

8.5.8. Any deviations between the executive project and the final design of the plant They have been notified and authorized by the competent authorities in compliance with statutory and Applicable Regulations.

8.5.9. All the components and / or parts of plants that have been replaced are in compliance with Permissions are original and in good operating and maintenance conditions. The replacement of inverters, modules and other components for each system, if carried out, they are duly communicated to the GSE.

8.5.10. All major components have been installed and operated in accordance with specifications

Technical supplier of such components.

8.5.11. There are no payment obligations (and there will be in the future as a result of actions, facts, circumstances or events which occurred prior to the Closing Date) against or requested by the competent authorities for the operation of plants.

8.5.12. The Seller has successfully every action and properly deposited all relevant documents required for obtaining and maintaining the rate Applicable (having regard to the nominal peak capacity of each plant) as attributed to the Energy Bill accordance with applicable in relation to plants. the Works are legally and technically suitable for the maintenance of the rate, in Compliance with Applicable Laws and Regulations and Permits.

8.5.13. None of the information or documentation delivered to GSE for the allocation rate is false, inaccurate or incomplete, and the information and / or documents submitted to the GSE fully meets the requirements defined by the GSE for projects of the same type of plants. There are circumstances under which the granting the rate may be revoked, suspended, reduced or otherwise affected and there is no investigation in progress or threatened by the GSE that might lead the suspension or revocation of any rate. The GSE has regularly paid and is regularly paying the fee to the Seller in relation to plants. They have not been initiated in the past nor are they in the course of verification proceedings by the GSE pursuant art. 42 of Legislative Decree 28/2011 and DM 31 January 2014.

8.5.14. In relation to plants, the Convention for the rate concessine were all

regularly and duly signed by the Seller with the GSE. There are no circumstances under which these rights can be legitimately revoked or still affected.

8.5.15. The agreements for the sale of energy entered into with third parties (other than the GSE) They were entered into and are executed in compliance with its terms and with Applicable Laws and Regulations.

8.6. ***Good standing; Disputes and Claims***

8.6.1. The Vendor is not insolvent or has been declared bankrupt or are subject to procedure bankruptcy or similar procedures and the execution of this Agreement and the

consummation of the Transaction will not result in the liquidation, the subjection to insolvency proceedings or bankruptcy. The Seller is not required to its creditors an amnesty or a debt restructuring.

8.6.2. There are civil, criminal, administrative, fiscal or any other nature current and / or threatened in writing, before arbitration tribunals, courts or other authorities judicial, regulatory or administrative in which Seller is a party, and as an actor or defendant or otherwise subject, and that may have an impact on plants, on Contracts Ceded, the surface contracts and easements, on Permits and the Seller is not knowledge of facts or circumstances that could give rise to such processes.

8.6.3. No written notice of expropriation, revocation, termination, disability, failure renewal, cancellation or other expiration or forfeiture of one of the Surface Contracts Bondage and was delivered to the Seller, to the best knowledge of the Seller, I do not have been or there are no facts, actions, omissions, events or circumstances that may cause such revocation, termination, disability, non-renewal, cancellation or other expiration or forfeiture of one of the rights to the roofs.

8.6.4. There are no disputes or claims with reference to the permissions by any governmental, administrative or judicial review pursuant to Laws Regulations Applicable or reports relating to the resolution, the decadence, failure renewal, cancellation or suspension, pending or have been notified or however, delivered in writing to the Seller. The Seller is not subject to any proceedings and / or action by the competent public authorities aimed at cancel the authorization in self-defense titles of plants. No revocation or termination, revocation or non-renewal of a Permit will be determined by, or may result execution by the Seller of this Agreement and / or part thereof and / or

the execution by the Seller of its obligations under this Agreement.

8.6.5. There are no judgments or orders against the Seller or the plants, the roofs, Permissions that the Seller has not observed or fulfilled and there has been no delay on the part Seller in full discharge of any obligation arising from these judgments, decisions or orders.

8.7. ***Accuracy of information and documentation***

8.7.1. All information and documents disclosed during the Due Diligence and / or delivered to the Purchaser and its advisors by the Seller during the Due Diligence or

in any case prior to the execution of this Agreement are true and accurate and by same can be seen every fact, act or circumstance related to all aspects of the relevant plants.

8.7.2. There are no facts or circumstances that are not disclosed in writing to the Purchaser and consultants or who can not be extrapolated from documents made available in Two Diligence, which could adversely affect the plants.

9.'S RIGHTS

9.1. Without prejudice to any other rights still expected to Buyer by applicable of the law or this Agreement, the Seller will be obliged to hold harmless and indemnify the Purchaser and, consequently, to pay:

(the) the full amount of any liability related to the business unit still existing at the Closing Date that is different and further with respect to the Divested Liabilities as resulting from the balance sheet appraised the Closing Date and for the amounts stated therein;

(Ii) the entire amount of each non-existence or loss of items recorded in Assets Balance Sheet appraised the Closing Date.

9.2. Whenever occur any event or circumstances that may emerge a give rise to liability of the Seller in accordance with art. 9.1. which precedes (l ' " **Damaging Event** "), Buyer shall send the Seller the request for payment, it being understood that such a request must (i) be sent within the time limit of 40 (forty) Days from the date in which the Buyer was aware of the Damaging and (ii) be accompanied by a description, as far as possible documented Event Harmful indicating, even if only in provisionally, the required amount depending on the same. In the event that the Purchaser fails

make such notification within the said period, the same shall be considered definitely deprived of the right to request payment.

9.3. Seller may challenge in writing the request for payment issued pursuant to art. 9.2 that above, within a period of fifteen 15 (fifteen) Days after receipt of the same, affect the Buyer's right to request, again in accordance with Article 9.1. that above, further compensation for liabilities, non-existent, losses or damage arisen or quantified and later caused by the same event Harmful. In the event that the Seller does not make a challenge within the aforesaid term, the same shall be considered definitely

obligated to compensation related to the Purchaser.

9.4. The proposals disputes under the previous Article 9.3. they are friendly resolved within thirty (30) Business Days after receipt by the Purchaser of its communications, will be remitted to the decision of the Arbitration Board referred to in Article 14.2.

9.5. The payments referred to in Article 9.1. will be performed within five 5 (five) Days, as applicable, by the following terms:

the. in the cases provided for in Article 9.2. (And in the absence of objections from the seller), the corresponding request;

ii. in the cases provided for in Article 9.3., the date on which the complaint is given by the Seller amicably resolved in favor, in whole or in part, the Purchaser;

iii. in the cases provided for in Article 9.4., the date of the decision of the Arbitration Board is favorable, in whole or in part, to the Purchaser.

9.6. Without prejudice to any other rights still expected to Buyer by applicable law, in case of delay in the execution of payments due will be up to the Buyer (Without the need for formal notice) interest at the legal rate for the period between the expiry of the period prescribed in the preceding article 9.5 (depending on the case, step i., ii., or iii.) and the date of actual payment.

9.7. The Parties agree that the Seller shall not be liable to the Purchaser in accordance with 9.1 the previous article on addiction Harmful Events that have not been reported Buyer to Seller by the eighteenth (18th) month after the Closing Date, subject Except for Events Damaging tax, labor, social security, environmental, administrative and regulatory covered by the representations and warranties contained in Article 8.6.1., with respect to which the Seller shall be released from all responsibility if these events do not Harmful It has been reported by the Purchaser within sixty (60) Days after expiry of

statute of limitations applicable to situations which are the subject of the representations and warranties violated.

9.8. The Parties agree and acknowledge that the compensation paid by the Seller and the consequent requirement Buyer's rights will exist for all Events Damaging denounced within the period duration of the same guarantees as referred to in the previous article 9.7 that precedes and this irrespective of the when the real amount of related damages, liabilities, losses or costs is to be definitively determined, as well as from the moment in which the payment of the respective compensation

It should be put in place.

9.9. In the event of any inconsistency or non-conformity with the representations and warranties set out in previous article 8 consist in shares or claims by third parties (including, tax authorities and Judicial authorities), the Buyer will consult with the seller, on the relevant management litigation, notwithstanding the obligation of the seller to make available promptly sums necessary for the proper execution of acts or decisions temporarily executive, there includes amounts that any authorities (including tax authorities) were justified in collected provisionally.

9.10. In this case the Buyer and the Seller shall appoint, by mutual agreement, the professional or professionals who will have to follow the dispute on behalf of Buyer, and legal expenses related to litigation, the amount determined by the competent authority, shall be borne by Seller. In the event of disagreement between the Buyer and the Seller on the professional name or professionals to be commissioned to assist the Purchaser in the management of litigation and, more Generally, any dispute even out of court, the designation of the said professional or professionals will Buyer (at Seller's expense), subject to the right of the Seller to appoint, at its expense, professionals whom they trust who will support those so designated by the Buyer. It is however understood that in case of conflict between the professional or otherwise between the Parties on the defensive line to be adopted, will prevail the defensive line chosen by the Buyer.

9.11. In the case in which, in relation to these disputes are profilasse the possibility of defining the same settled with the recognition or assumption by the Purchaser of all or part of the subject of litigation bonds outstanding, the Purchaser shall, without delay, consult Seller, whose reasoned opinion will be binding, provided that in the event of a favorable opinion the settlement agreement, the Seller shall promptly make available any sums required for the smooth execution of the same settlement agreement or, in the case of a negative opinion, Seller acknowledges in writing his obligation to pay compensation to the extent agreed upon with regarding any harmful consequences resulting from litigation itself undefined in via

settlement.

10. REPRESENTATIONS AND WARRANTIES BY

Buyer pays below the following representations and warranties to the Seller, which is true as Effective Date and the Closing Date.

10.1. ***Two Organization and Buyer's Existence***

The Buyer is a company duly established and organized, validly existing and in good standing according to the laws of the Netherlands and operates in Italy, through its affiliate, within the laws and legislation applicable in relation to the activities.

10.2. ***Authority and Applicability, Consents, No Conflicts Buyers***

(A) All corporate actions necessary for the Purchaser to enter into and perform this Agreement were carried out and the Purchaser has the rights, power, authority and capacity necessary to enter into and perform this Agreement. This Agreement It constitutes a valid and binding commitment Purchaser, and is at the same opposable in accordance with its terms and conditions.

(B) The Purchaser and its Affiliates are not subject to any insolvency procedure, have concluded agreements under which their assets were transferred to its creditors, They are not insolvent and have not been placed in liquidation; there are no procedures bankruptcy or other insolvency proceedings under way against the Buyer and / or its Affiliates, and there are ongoing against Buyer or its Affiliates procedures bankruptcy, insolvency, liquidation or similar.

11. CONFIDENTIAL INFORMATION

11.1. Each Party shall not, without the prior written consent of the other Party, communicate or disclose to any person, any of the terms or other facts relating to this Agreement, or any other agreement or understanding relating to the Transaction or any non-public information relating to Appliances and the Company (the " **Confidential Information** ").

11.2. Where a Party considers that the disclosure of Confidential Information is required under Applicable Laws and Regulations or any other authority that has the powers, that communication shall be made, to the extent required under the laws and Applicable Regulations, after consultation with the other Party, and after taking into consideration to reasonable requests of the same with respect to the timing, content and

to methods of making such communication.

11.3. Seller acknowledges that:

(I) the Purchaser (and / or its affiliates) may be subject to disclosure requirements

public concerning the conditions of the Transaction in order to comply with stock exchange regulations and applicable laws in the field of securities; is

(Ii) the Purchaser (and / or its Affiliates) to disclose some information about the Transaction its shareholders to the extent necessary to provide them with a briefing about the conditions and timing of acquisition of the business unit.

11.4. As a result, the Purchaser shall not be considered in violation of this Article 11 following any communication or disclosure of the terms of the Transaction made under previous article 11.3 provided that such communications or disclosures are carried out within the limits strictly necessary for the purposes indicated in this article, how the communication referred to Article 11.3, paragraph (ii), provided that the information recipients undertake to meet similar confidentiality requirements provided for in this Article 11. The Purchaser promises this commitment and fulfillment also pursuant to art. 1381 cc.

12. COSTS AND TAXES

Any charge, cost, expense, fee, levy or charge under this Agreement or Operation therein contemplated are governed as follows:

(A) any capital gains tax (if applicable) payable by the Seller as a result of sale of the Transfer Company is the responsibility of the Seller;

(B) Each Party shall bear the expenses incurred for the activities of due diligence and / or to the preparation, preparation, negotiation and review of the Agreement, all the documents in it provided, and the Act of Sale of business unit, including the costs of their respective consultants Legal, financial, accounting and tax, and the costs of others charged by brokers same in connection with the operation deduced in this Agreement;

(C) legal fees and registration taxes Act of Business Unit Assignment are Buyer.

13. MISCELLANEOUS PROVISIONS

13.1. ***complete Agreement***

This Agreement contains the entire agreement and supersedes all prior agreements / arrangements between Parties and their Affiliates in the Transaction contemplated herein.

13.2. ***No sale***

No Party shall have the right to assign or transfer in any way any of their rights and obligations under this Agreement without the prior written consent of the other.

13.3. ***Communications***

Any communication or notice that they are entrusted or permitted under this Contract must be made in writing and in Italian, by pec and email, or fax to following addresses and numbers:

If the seller :

Liquid Sun Srl, based in Rome, Via Giacomo Peroni 452, 00131, Italy.

PEC: LIQUIDSUN2010SRL@PEC.IT

If Buyers :

Power Clouds Europe BV, based in Amsterdam, Prins Bernhardplein 200, 1097jb, Netherlands.

E-mail: vincent.browne@powercloudsinc.com

or to such other address as each Party to provide after the other through written communication, as set forth herein.

13.4. ***Changes in writing***

This Agreement may be modified or terminated only by written agreement between the Parties.

13.5. ***No waiver***

Except for the cases of decay expressly provided herein, the failure to exercise or any delay in exercising any right or remedy under this Agreement or by the Laws and Regulations Applicable not affect or constitute a waiver of such right or remedy or a waiver of other rights or remedies.

13.6. ***Right of Purchaser's appointment***

Under Article 1401 of the Italian Civil Code, the Buyer has the right to appoint its own

Affiliated person who will purchase the business unit and the payment to Seller the Purchase Price pursuant to the terms of this Agreement, provided

that such appointment is in accordance with the following provisions: (i) notwithstanding any as otherwise provided for in articles 1402 and 1403 cc, the designation is to take place and must be communicated to the Seller not later than 5 (five) Days prior to the Closing Date with all'incondizionata written acceptance by the person appointed and the designation of all the terms and conditions of this Agreement, including the express Article accepting arbitration referred to in Article 14; (Ii) the person appointed will Affiliated Purchaser until the Closing Date, (iii) the Purchaser will remain jointly liable in against the Seller with respect to all of the Buyer's obligations under this Contract until the Closing Date; and (iv) following such designation, any reference to the Purchaser under this Agreement shall be considered as the person appointed. Despite the designation, the arbitration clause contained in Article 14 will continue to apply the original buyer, as well as any other provision of this Agreement providing for charges and at the Buyer's obligations.

14. APPLICABLE LAW

14.1. *Applicable law*

This Agreement and the documents and the rights and obligations of the Parties referred to therein or otherwise related to its conclusion, development, the structure and the execution will be governed, understood and construed in accordance with Italian law.

14.2. *exclusive jurisdiction*

All disputes arising out of or in connection with this Agreement and the documents to it linked (including the Act of Company Branch Assignment) shall be resolved by arbitration under the Rules of Arbitration of Milan, by a single arbitrator appointed in Compliance with these rules. The referee will decide in accordance with Italian law. Headquarters arbitration shall be Milan, in Italy. The language will be Italian.

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Please confirm that the above correctly defines and establishes the terms of our agreement, reprod

authorized, signe

Original text

accordo, riproducendo la nostra proposta in un documento separato, debitamente firmato da un soggetto

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Power Clouds Europe BV

Name: Vincent Brown

As the legal representative *pro tempore*